UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 26, 2016

JRjr33, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-36755	98-0534701
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(972) 398-7120
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

In connection with the delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (the “June Form 10-Q”) with the Securities and Exchange Commission (the “SEC”), JRjr33, Inc. (the “Company”) obtained from the holder (the “Holder”) of its 9.75% senior secured convertible note issued on November 20, 2015 (the “Note”) an irrevocable waiver dated August 22, 2016 (the “Waiver”) that the Company’s failure to timely file the June Form 10-Q, as well any failure to timely file the Form 10-Q for the quarter ended September 30, 2016 (the “September Form 10-Q”), would not constitute an event of default under the Note, and that any further notice to the Holder under the Note in respect of the same would not be required, provided that the Company issues to the Holder 50,000 shares of the Company’s common stock for each extension period required beyond August 22, 2016 with respect to the June Form 10-Q and beyond November 21, 2016 with respect to the September Form 10-Q (without regard to whether the Company requires the full ten (10) business day period for any given extension).

In addition, the Waiver also provides that the Company’s failure to comply with any other covenant set forth in Section 14 of the Note would not constitute an event of default under the Note, and that any further notice to the Holder under the Note in respect of the same would not be required; provided that the Company issues to the Holder 100,000 shares of the Company’s common stock; provided that such Waiver shall not apply to any compliance failures that occur after January 1, 2017.

The foregoing description of the Waiver is a summary only and is qualified in its entirety by reference to the complete text of the Waiver, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on May 23, 2016, the Company received a letter from the NYSE MKT LLC (the “NYSE”) notifying the Company that it was not in compliance with Sections 134 and 1101 of the NYSE MKT Company Guide (the “Company Guide”) as a result of its failure to timely file with the SEC its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (the “March Form 10-Q”) by its requisite deadline.  As a result, the Company had become subject to the procedures and requirements of Section 1009 of the Company Guide.

The Company was advised that in order to maintain its listing on the NYSE, the Company was required to submit to the NYSE a plan detailing action it had taken, or would take, that would bring it into compliance with the continued listing standards by October 17, 2016 (the “Plan Period”). As previously reported, on July 8, 2016, the NYSE notified the Company that it had accepted the Company’s plan of compliance (the “Plan”) for continued listing relating to the Company’s failure to timely file the March Form 10-Q.

On August 23, 2016, the Company received a letter from the NYSE stating that the Company did not timely file with the SEC its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 (the “June Form 10-Q”) by its requisite deadline. As such, the Company remains non-compliant with Sections 134 and 1101 of the Company Guide.

As a result of the foregoing, the Company has again become subject to the procedures and requirements of Section 1009 of the Company Guide. Due to the similar nature of the two deficiencies (i.e., the failure to timely file the March Form 10-Q and the June Form 10-Q), the Company is not required to submit an additional plan of compliance in connection with the failure to timely file the June Form 10-Q. However, the Company may elect to supplement the Plan if it chooses. The Plan Period to address how the Company intends to regain compliance with Sections 134 and 1101 of the Company Guide remains October 17, 2016 for both deficiencies. The Company will be subject to periodic review by the NYSE during the Plan Period.
The Company primarily attributes the delay in filing the March Form 10-Q and the June Form 10-Q to the additional time needed by it to complete the audit of the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”). The Company intends to file the March Form 10-Q as soon as reasonably practicable. The Company also intends to complete preparation and file the June Form 10-Q as soon as reasonably practicable after filing the March Form 10-Q. The Company is working diligently to prepare the March Form 10-Q and provide its independent auditors with the necessary information to complete their review. The Company has no disagreements with its auditors and expects and intends to complete the separate filings of the March Form 10-Q and the June Form 10-Q at the earliest possible dates, which the Company fully expects to be in advance of the Plan Period.

The Company remains subject to the conditions set forth in the NYSE letter dated May 23, 2016. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards of the Company Guide by the end of the Plan Period could result in the Company being delisted from the NYSE. The Company can regain compliance with the NYSE listing standards before October 17, 2016 by filing the March Form 10-Q and the June Form 10-Q prior to that date.

On August 25, 2016, the Company issued a press release announcing its receipt of the letter dated August 23, 2016. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Until the Company files the March Form 10-Q and the June Form 10-Q, the Company’s common stock will remain listed on the NYSE under the symbol “JRJR,” but will be assigned a late filer (“LF”) indicator to signify late filing status and the Company will be posted to the late filers list on the Listing Standards Filing Status page on the NYSE website.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Waiver dated as of August 22, 2016

99.1	Press release issued by JRjr33, Inc. dated August 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33. Inc.

Date: August 26, 2016	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Waiver dated as of August 24, 2016

99.1	Press release issued by JRjr33, Inc. dated August 24, 2016